                                                                   EXHIBIT 11.1

                               USWEB CORPORATION

                       CALCULATION OF NET LOSS PER SHARE
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                             Three months
                                                            ended March 31,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
Net loss.................................................. $(51,675) $(15,255)
                                                           ========  ========
Weighted average common shares outstanding................   69,572    51,705
Shares deemed outstanding under stock bonus arrangements
 for employees of acquired companies......................    1,399       703
                                                           --------  --------
Total weighted average common shares outstanding..........   70,971    52,408
                                                           ========  ========
Basic and diluted net loss per share...................... $  (0.73) $  (0.29)
                                                           ========  ========

  Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 for all periods presented. The computation excludes: (i) acquisition-related shares held in escrow, and (ii) Common Stock subject to repurchase rights. The computation of net loss and diluted supplemental net loss per share excludes Common Stock issuable upon exercise of certain employee stock options and upon exercise of certain outstanding warrants, as their effect is antidilutive.